Press Release            Source: Poker TV Network, Inc.

Poker TV Network Raises the Stakes With Acquisition of
Poker Updates
Wednesday August 24, 9:30 am ET

LAS VEGAS, Aug. 24 /PRNewswire-FirstCall/ -- Poker TV
Network, Inc. (PTN) (Pink Sheets: PKTV - News) announced today that they have acquired several poker related
Internet properties including PokerUpdates.com,
PokerMediaNetwork.com, and PokerTalkShow.com from web broadcasting pioneer Eric Rosenberg. Poker Updates is the world's first and only online TV show about the world of poker. "Since we started the development of the network, we have had our eye on Poker Updates and other content that Eric was producing," said PTN CEO Michael Grasso. "When I met the folks at PTN, we quickly realized that we shared the same vision. I am very excited that together, with Poker TV Network, we will be taking that vision to the next level," added Eric Rosenberg.

The company announced that Rosenberg will join the PTN team as Chief Operations Officer and Production Coordinator as well as hold a seat on the Board of Directors. Eric will take a lead role in producing several new original poker related television programs in the months ahead. Financial details of the deal have not been disclosed.

ABOUT POKER TV NETWORK
Poker TV Network is a development stage company that is creating a broadband Internet based TV network dedicated to providing information, news, trends, updates, non-fiction entertainment (reality based), and educational programming related to the world of poker. The Poker TV Network plans on-air growth and market penetration through the acquisition of established cable television stations and production facilities as well as programming to expand its library. PTN also plans to develop or acquire a series of high stakes poker tournaments to be televised internationally.

ABOUT POKER UPDATES
Poker Updates is the world's first and only online TV show about poker. The show is also the world's first
"syndicated" online TV show with broadcasts taking place on hundreds of poker related web sites throughout the Internet giving advertisers greater access to their target audience.
The foregoing press release may include numerous forward-looking statements concerning the company's business and future prospects and other similar statements that do not concern matters of historical fact. The federal securities laws provide a limited "safe harbor" for certain forward-looking statements. Forward looking statements in this press release relating to product development, business prospects and development of technological advances are based on the company's current expectations. The company's current expectations are subject to all of the uncertainties and risks customarily associated with new business ventures including, but not limited to, market conditions, successful product development and acceptance, competition and overall economic conditions, as well as the risk of adverse regulatory actions. The company's actual results may differ materially from current expectations.
Readers are cautioned not to put undue reliance on forward-looking statements. The company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or for any other reason



	Contact Information:
Michael Grasso  702-445-1393
Las Vegas, NV


Source: Poker TV
Network, Inc.